Exhibit 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	March 11, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Provides update on Filing Quarterly Report on Form 10-Q and Annual Report on Form 10-K

OAKBROOK TERRACE, IL, March 11, 2013 - General Employment Enterprises, Inc. (NYSE MKT: JOB) today announced that on January 17, 2013 and February 21, 2013 the Company received notices from the NYSE MKT staff indicating that the Company is below certain of the Exchange’s continued listing standards due to its delinquency in filing Form 10-K for fiscal year ended September 30, 2012 and the delinquency in filing Form 10-Q for the quarter ended December 31, 2012, as set forth in sections 134 and 1101 of the NYSE MKT Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on January 31, 2013 presented its plan for both reports to the Exchange.  On March 5, 2013 the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until May 1, 2013 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the Exchange staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

Commenting on the Company's status, Michael Schroering, Chairman of the Board & CEO stated, “We have made great progress on the audit with Friedman, LLP and expect to meet or exceed the expectations of the NYSE MKT."  Mr. Schroering also commented, “We are transitioning to a new and invigorated team at General Employment Enterprise, Inc., whom I believe will work aggressively and be able to accomplish our strategic goals for this year and beyond.  We have seen encouraging results from this year’s first quarter of operations and have already started the necessary infrastructure changes for our future.”

Business Information

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company’s segments consist of the following: (a) professional placement services specializing in the placement of information technology, engineering, and accounting professionals for direct hire and contract staffing, (b) temporary staffing services in the agricultural industry and (c) temporary staffing services in light industrial staffing.

Forward-Looking Statements

The statements made in this press release which are not historical facts, including the preliminary financial results, are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.